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                                                                    EXHIBIT 99.1


                             THE UNIMARK GROUP, INC.

                                                                    NEWS RELEASE

                              FOR IMMEDIATE RELEASE

               THE UNIMARK GROUP, INC. ANNOUNCES MANAGEMENT CHANGE

Bartonville, TX August 28, 2003 - The UniMark Group, Inc. (OTC Pink Sheets:
"UNMG.PK") announced today that it has named R. Arturo Herrera Barre to serve as its President and Chief Executive Officer. Mr. Herrera will succeed Gustavo Fernandez Cardinas, President and Chief Executive Officer of UniMark, who resigned effective today.

Mr. Herrera has served as a director of UniMark since October 2000. Since 1996 Mr. Herrera served as a Managing Director of Nova Capital S.C., a financial advisory-consulting firm located in Mexico City. From 1992 to 1996, Mr. Herrera served as Managing Director and Chief Executive Officer of Multicapitales & Fondo Reto, two private equity firms operating in Mexico. From 1982 to 1992, Mr. Herrera served as Vice President of Citibank, N.A. in Mexico City. Mr. Herrera worked as a consultant from 1978 to 1980 with Wharton Applied Research Center, from 1975 to 1978, with McKinsey & Co and from 1974 to 1975 with PricewaterhouseCoopers (formerly Price Waterhouse). Mr. Herrera has a bachelor's degree in mechanical electrical engineering from Universidad Iberoamericana and a Master of Business Administration degree from The Wharton School, University of Pennsylvania.


ABOUT THE UNIMARK GROUP, INC.

The UniMark Group, Inc. is a tropical fruit growing and processing company with substantially all its operations in Mexico.

Further information about UniMark may also be obtained from a number of sources via the Internet. Government filings may be accessed through www.freeedgar.com or www.sec.gov and at http://finance.yahoo.com.

COMPANY CONTACT:                 R. Arturo Herrera Barre, President and CEO or,
                                 David E. Ziegler, CFO/Investor Relations
                                 817-491-2992



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